DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Correction

(PURSUANT TO NRS 78,78A, 80, 81, 82, 84, 86, 87, 58, 88A, 89 and 92A)

Filed in the office of	Document Number 20100901033-29
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/02/2010 12:01 PM
	Entity Number E0382312008-0

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

ARTEPHARM GLOBAL CORP.

2. Description of the original document for which correction is being made:

CERTIFICATE OF CHANGE

3. Filing date of the original document for which correction is being made: December 1, 2010

4. Description of the inaccuracy or defect.

Effective Date should be December 16, 2010 not January 6, 2011.

5. Correction of the inaccuracy or defect.

6. In the event that any fractional common shares result from the reverse stock split, fractional shares will not be issued. Instead, any fractional shares resulting from the reverse stock split will be rounded down to the nearest whole share. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares that would result in any fractional shares when divided by the exchange ration of twenty-five (25) old shares per one (1) new share would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of stock, to which the stockholder would otherwise be entitled, multiplied by the closing trading price of the Company's stock on the trading day immediately before the Effective Date of December 16, 2010.

7. Effective date of filing: December 16, 2010.

6. Signature:

Authorized Signature	Title *	Date
	President	December 2, 2010

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited -Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.